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EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
MSC.Software Corporation:

        We consent to the use of our report dated February 14, 2003, with respect to the consolidated balance sheets of MSC.Software Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated February 14, 2003, refers to the adoption of Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets," in 2002.

/s/ KPMG LLP

Costa Mesa, California November 10, 2003

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INDEPENDENT AUDITORS' CONSENT